Exhibit 10.3

January 8, 2026

VIA EMAIL

Yorkville Advisors Global

1012 Springfield Avenue

Mountainside, New Jersey 07092

Attention: Matthew Beckman

Re: MSP Recovery, Inc. – Primary Market Period Extension

Dear Mr. Beckman:

Reference is made to that certain Standby Equity Purchase Agreement dated November 14, 2023, as amended (the “SEPA”), by and between YA II PN, Ltd. (“Yorkville”) and MSP Recovery, Inc. (the “Company”), and those certain Exchangeable Promissory Notes (the “Notes”) issued pursuant thereto. Capitalized terms not defined herein shall have the meaning given such terms in the SEPA.

Pursuant to Section 2(a)(iv) of the Notes, in the event the Common Shares cease to be quoted or listed for trading on any Primary Market for a period of ten (10) consecutive Trading Days (the “Primary Market Period”), triggers an Event of Default.

This letter serves to memorialize Yorkville’s agreement to extend such Primary Market Period, from ten (10) consecutive Trading Days to 90 calendar days, or March 22, 2026, provided that the shares of the Company’s Class A Common Stock remain traded on the OTCQB.

The Company acknowledges that the agreement set forth herein does not and shall not create any obligation of Yorkville to agree to any future amendment, consent, or waiver and Yorkville shall have no obligation whatsoever to consider or agree to any future amendment, consent, or waiver or other agreement.

Thank you for your flexibility. Please feel free to contact me if you have any questions.

Exhibit 10.3

Sincerely,

______________________

Name: John H. Ruiz

Title: Chief Executive Officer

Acknowledged and agreed: YA II PN, Ltd.

By: Yorkville Advisors Global, LP

Its: Investment Manager

By: Yorkville Advisors Global II, LLC

Its: General Partner

By:

______________________

Name: Matthew Beckman

Title: Member